Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Fourth Quarter and 2005 Earnings

(Bassett, Va.) – January 10, 2006 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today its earnings for its fiscal fourth quarter and year ended November 26, 2005.

Sales for the fourth quarter of 2005 were $88.6 million, up 10.6 percent from fourth quarter 2004 levels, led by an $8 million increase in shipments to Bassett Furniture Direct (BFD) stores. This 17% increase in BFD shipments outpaced approximately $5 million of expected attrition with traditional furniture stores. Additionally, the acquisition of fifteen BFD stores in Dallas, Atlanta, and upstate New York (the “BFD acquisitions”) increased net sales by approximately $5 million in the fourth quarter of 2005. For fiscal 2005, sales were $335.2 million, up 6.2 percent from 2004 levels. Wholesale shipments to the BFD channel for 2005 were up $32.5 million (18%) more than offsetting $22.6 million in expected attrition from traditional stores and other channels. The remaining increase in net sales for 2005 resulted from the BFD acquisitions.

The Bassett Furniture Direct retail store program continues to grow with 132 stores currently in operation. Licensees opened three stores during the fourth quarter of 2005. The Company expects licensees to open 18 new BFD stores in fiscal 2006, including three opened in December. BFD stores accounted for 68 percent of total wholesale shipments in 2005, compared to 60 percent in 2004. During the year, the Company acquired 15 BFD stores in Dallas, Atlanta and upstate New York bringing the total number of Company-owned stores to 27, more than one-fifth of the BFD store network.

“We are pleased with our improvement in continuing operating earnings and the solid performance posted by our upholstery division and imported products within our wood division,” said Robert H. Spilman Jr., president and chief executive officer. “We remain squarely focused on retail, using our expanded Corporate store program to build a platform for providing solutions to our customers and to develop best practices which will serve the entire BFD store program.”

Margins for the quarter and the year are up due to both increased retail sales largely attributable to the BFD acquisitions and an increased sales mix of imported products. Additionally, margins for the quarter and year were positively impacted by lower domestic wood inventory levels which caused reductions in accompanying LIFO inventory reserves. SG & A expenses also increased due to the BFD acquisitions and greater marketing spending.

The Company reported net income for the quarter of $2.3 million or $.19 per share including restructuring and impairment charges of $2.0 million (pretax) for the previously announced closing of the Company’s Mount Airy, NC wood manufacturing facility. This compares to net income of $2.9 million or $.24 per share in the fourth quarter of 2004. Excluding the fourth quarter 2005 charges, net income was $3.0 million or $.25 per share in the fourth quarter of 2005 compared to net income of $2.9 million or $.24 per share in the fourth quarter of 2004. A reconciliation to the net income and earnings per share calculations has been set forth below.

For 2005, net income was $7.6 million or $.63 per diluted share including $6.2 million of pre-tax restructuring and impairment charges. This compares to $8.2 million or $.69 per diluted share including pre-tax restructuring and impaired asset charges of $4.1 million and a $3.9 million gain on the sale of property for fiscal 2004. The 2005 charges include $2.0 million for the Mount Airy closing and $4.2 million for charges related to the previously mentioned BFD acquisitions. Additionally, an unusual gain in the fourth quarter of 2005 related to an insurance recovery of $.7 million pre-tax is included in cost of sales. Excluding the respective charges and gains, 2005 net income is $10.9 million or $.92 per share which compares to $8.3 million or $.70 per share in 2004. A reconciliation to the net income and earnings per share calculations has been set forth below.

The Company generated positive operating cash flow for the year through a combination of increased operating earnings and reductions in domestic wood inventories. This operating cash flow, along with dividends received from an affiliate investment were used to fund capital spending, (including BFD real estate) and to pay regular quarterly dividends to shareholders. During the fourth quarter of 2005, operating earnings were also used to repay long-term debt. In addition, the Company reclassified approximately $26 million of property from retail real estate into property, plant and equipment for real estate related to the company-owned stores.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on March 1, 2006, to stockholders of record on February 13, 2006, and announced that its annual meeting for stockholders has been scheduled for February 28, 2006 in Bassett, Va.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 130 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of owned and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes providing affordable custom-built furniture that is ready for delivery in the home within 30 days. The Bassett Furniture Direct stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	Quarter Ended November 26, 2005		Quarter Ended November 27, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$88,649	100.0%	$80,146	100.0%
Cost of sales	58,745	66.3%	59,280	74.0%

Gross profit	29,904	33.7%	20,866	26.0%

Selling, general and administrative	27,265	30.8%	19,857	24.8%
Restructuring and impaired asset charges	1,960	2.2%	—	0.0%

Income from operations	679	0.8%	1,009	1.3%
Other income, net	1,946	2.2%	2,624	3.3%

Income before income taxes	2,625	3.0%	3,633	4.5%
Income tax provision	(359)	-0.4%	(765)	-1.0%

Net income	$2,266	2.6%	$2,868	3.6%

Basic earnings per share:	$0.19		$0.24

Diluted earnings per share:	$0.19		$0.24

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	Year Ended November 26, 2005		Year Ended November 27, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$335,207	100.0%	$315,654	100.0%
Cost of sales	236,390	70.5%	234,612	74.3%

Gross profit	98,817	29.5%	81,042	25.7%

Selling, general and administrative	91,270	27.2%	77,145	24.4%
Gain on sale of property	—	0.0%	(3,890)	-1.2%
Restructuring and impaired asset charges	6,164	1.8%	4,060	1.3%

Income from operations	1,383	0.4%	3,727	1.2%
Other income, net	8,061	2.4%	7,123	2.3%

Income before income taxes	9,444	2.8%	10,850	3.4%
Income tax provision	(1,881)	-0.6%	(2,641)	-0.8%

Net income	7,563	2.3%	8,209	2.6%

Basic earnings per share:	$0.64		$0.70

Diluted earnings per share:	$0.63		$0.69

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	Year Ended November 26, 2005	Year Ended November 27, 2004
Net income as reported	$7,563	$8,209
Insurance recovery, net of income taxes (a)	(452)	—
Restructuring and impaired asset charges, net of income taxes (a)	3,822	2,517
Gain on sale of property, net of income taxes (a)	—	(2,412)

Net income as adjusted	$10,933	$8,314

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	Year Ended November 26, 2005	Year Ended November 27, 2004
Diluted earnings per share	$0.63	$0.69
Insurance recovery, net of income taxes (a)	(0.04)	—
Restructuring and impaired asset charges, net of income taxes (a)	0.33	0.21
Gain on sale of property, net of income taxes (a)	—	(0.20)

Diluted earnings per share as adjusted	$0.92	$0.70

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)

	Quarter Ended November 26, 2005	Quarter Ended November 27, 2004
Net income as reported	$2,266	$2,868
Insurance recovery, net of income taxes (a)	(452)	—
Restructuring and impaired asset charges, net of income taxes (a)	1,215	—

Net income as adjusted	$3,029	$2,868

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	Quarter Ended November 26, 2005	Quarter Ended November 27, 2004
Diluted earnings per share	$0.19	$0.24
Insurance recovery, net of income taxes (a)	(0.04)	—
Restructuring and impaired asset charges, net of income taxes (a)	0.10	—

Diluted earnings per share as adjusted	$0.25	$0.24

(a)	Adjustments to net income for both years are taxed at a 38% blended rate.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) November 26, 2005	November 27, 2004
Assets

Current assets
Cash and cash equivalents	$7,109	$4,022
Accounts receivable, net	37,069	40,507
Inventories	48,887	47,285
Deferred income taxes	5,188	4,130
Assets held for sale	1,185	2,753
Other current assets	3,626	3,980

Total current assets	103,064	102,677

Property and equipment, net	64,325	69,921

Investments	76,890	73,520
Retail real estate, net	31,959	23,407
Notes receivable, net	15,768	14,642
Other, net	16,650	13,199

	141,267	124,768

Total assets	$308,656	$297,366

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$19,421	$19,948
Customer deposits	7,525	3,225
Accrued liabilities	21,402	15,376

Total current liabilities	48,348	38,549

Long-term liabilities
Employee benefits	9,208	9,423
Long-term debt	3,910	—
Real estate notes payable	15,144	15,604
Distributions in excess of affiliate earnings	11,833	12,578

	40,095	37,605

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,804,458 in 2005 and 11,735,967 in 2004	59,022	58,680
Retained earnings	156,471	158,341
Additional paid-in-capital	2,068	1,373
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,652	2,818

Total stockholders’ equity	220,213	221,212

Total liabilities and stockholders’ equity	$308,656	$297,366

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Year Ended November 26, 2005	Year Ended November 27, 2004
Operating Activities
Net income	$7,563	$8,209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,674	10,151
Equity in undistributed income of investments	(11,011)	(10,708)
Provision for write-down of impaired assets	5,124	2,353
Provision for losses on trade accounts receivable	2,603	1,430
Net gain from sales of investments	(1,379)	(1,188)
Net gain from sales of property and equipment	—	(3,890)
Deferred income taxes	(1,440)	1,876
Changes in employee benefit liabilities	(215)	(401)
Changes in operating assets and liabilities, exclusive of assets and liabilities impacted by a business combination:
Trade accounts receivable	(7,666)	(2,707)
Inventories	4,172	(10,831)
Other current assets	587	(1,491)
Notes receivable, net	851	830
Accounts payable and accrued liabilities	3,232	1,682

Net cash provided by (used in) operating activities	12,095	(4,685)

Investing Activities
Purchases of property and equipment, net	(4,076)	(3,980)
Purchases of retail real estate	(7,014)	(7,063)
Proceeds from sales of property and equipment	1,644	8,362
Proceeds from sales of investments	17,454	24,019
Purchases of investments	(14,339)	(24,979)
Acquisition of retail licensee stores, net of cash acquired	67	—
Dividends from an affiliate	5,623	5,623
Other, net	761	(715)

Net cash provided by investing activities	120	1,267

Financing Activities
Borrowings under revolving credit arrangement	3,000	—
Repayments of long-term debt	(3,145)	—
Repayments of real estate notes payable	(460)	(201)
Issuance of common stock, net	1,065	2,587
Repurchases of common stock	(155)	(772)
Cash dividends	(9,433)	(9,355)

Net cash used in financing activities	(9,128)	(7,741)

Net change in cash and cash equivalents	3,087	(11,159)

Cash and cash equivalents, beginning of year	4,022	15,181

Cash and cash equivalents, end of year	$7,109	$4,022